SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C.  20549




                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  February 1, 1996



                        UNITED HEALTHCARE CORPORATION
               (Exact name of registrant as specified in charter)



                                  MINNESOTA
                 (State or other jurisdiction of incorporation)


          0-13253                            41-1321939
     (Commission File Number)                (IRS Employer Identification
                                                  No.)



        300 Opus Center, 9900 Bren Road East, Minnetonka, MN      55343
               (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code:  (612) 936-1300

Item 5. Other Events

On February 1, 1996, United HealthCare Corporation ("United"), announced that it entered into an Agreement and Plan of Merger on February 1, 1996 with HealthWise of America, Inc. ("HealthWise") to acquire HealthWise (the "Agreement"). Upon the terms and subject to the conditions set forth in the Agreement, a wholly owned subsidiary of United will merge with and into HealthWise (the "Merger"). As a result of the Merger, the separate corporate existence of the subsidiary will cease and HealthWise will continue as the surviving corporation of the Merger and a wholly owned subsidiary of United.

HealthWise, which is based in Nashville, Tennessee, owns and operates health maintenance organizations in Maryland, Kentucky, Tennessee and Arkansas with current enrollment of approximately 154,000 members. In addition, HealthWise has recently received an HMO license in Virginia and is expanding its Maryland operations into Washington, D.C.

Under the terms of the Agreement, United will issue up to approximately 4.6 million shares of common stock in exchange for all outstanding equity ownership and stock options in HealthWise, with each outstanding share of common stock of HealthWise being converted into 0.6475 of a share of common stock of United. The agreement was negotiated at arms-length.

The closing is subject to customary closing conditions, including receipt of regulatory approvals and approval by HealthWise shareholders. The acquisition is anticipated to close during United's 1996 second quarter and is expected to be treated as a pooling of interests for accounting and financial reporting purposes.

United and HealthWise issued a joint press release on February 1, 1996, a copy of which is attached hereto as Exhibit 99.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

     Exhibit 99--United HealthCare Corporation and HealthWise of America, Inc. press release, dated February 1, 1996.
                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              UNITED HEALTHCARE CORPORATION
                                   (United)


                              By  /s/ David P. Koppe
                                    David P. Koppe
                                    Chief Financial Officer


Date:     February 15, 1996

EXHIBIT INDEX




Exhibit Number Description                                            Page
No.

99             United HealthCare Corporation and
               HealthWise of America,Inc.press
               release dated February 1, 1996.                        5